Exhibit 99.1

Digital Turbine to Host Analyst Day in New York City on Thursday, June 21, 2018

Austin, TX May 16, 2018 /PRNewswire/ -- Digital Turbine, Inc. (Nasdaq: APPS), today announced it will host an Analyst Day for analysts and investors at the Midtown Four Seasons Hotel in New York City on Thursday, June 21, 2018.

Senior members of Digital Turbine’s management team will deliver a series of presentations and host informative discussion panels involving guest industry representatives. Product demonstrations showcasing the Company’s new product initiatives will also be a featured part of the presentation program. The event will begin at 9:00 am ET and conclude by approximately noon ET. A live audio webcast and replay of the CEO and CFO presentations will be made available on the Investor Relations section of Digital Turbine’s website at www.digitalturbine.com.

Analysts and investors interested in attending should please contact Brian Bartholomew at brian.bartholomew@digitalturbine.com to confirm their attendance.

About Digital Turbine, Inc.

Digital Turbine works at the convergence of media and mobile communications, connecting top mobile operators, OEMs and publishers with app developers and advertisers worldwide. Its comprehensive Mobile Delivery Platform powers frictionless user acquisition and engagement, operational efficiency and monetization opportunities. Digital Turbine’s technology platform has been adopted by more than 30 mobile operators and OEMs worldwide, and has delivered more than one billion app preloads for tens of thousands advertising campaigns. The company is headquartered in Austin, Texas, with global offices in Durham, Mumbai, San Francisco, Singapore, Sydney and Tel Aviv. For additional information visit www.digitalturbine.com.

Follow Digital Turbine:

Investor relations contact:

Brian Bartholomew

Digital Turbine

brian.bartholomew@digitalturbine.com

SOURCE Digital Turbine, Inc.

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